Exhibit 3. 107

CERTIFICATE OF FORMATION

OF

NEW ILC MERGECO, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and refened to herein as the "Delaware Limited Liability Company Act''), hereby certifies that:

1.	The name of the limited liability company (hereinafter called the •'Limited Liability Company'') is New ILC MergeCo, LLC.

2. The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18- 104 of the Delaware Limited Liability Company Act is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle.
IN WITNESS WHEREOF, the undersigned, as an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the date set forth below.
Effective Date: August 12, 2008

Isl Yedran I.Busija Vedran I.Busija
(Authorized Signatory for the Company)